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EXHIBIT 99.1


KFx Appoints Grady Rosier to Board of Directors
Thursday January 20, 8:03 am ET



McLane Company CEO Adds Operations, Logistics Expertise to Board

DENVER, Jan. 20 /PRNewswire-FirstCall/ -- KFx Inc. (Amex: KFX - News) today announced that it has appointed Grady Rosier, 56, the President and CEO of leading grocery distributor McLane Company, Inc., to the company's Board of Directors. The appointment increases the size of KFx's board to 10 and further increases the independent majority. Mr. Rosier will serve as a Class II director with his term expiring in 2006.

"Grady Rosier brings to KFx valuable operational and logistics expertise acquired while building a leading wholesale distribution enterprise that is currently owned by Berkshire Hathaway," said Ted Venners, Chairman and CEO of KFx. "He will greatly complement a board and strengthening management team that are focused on commercialization of our K-Fuel technology, and we look forward to his leadership and guidance."

Grady Rosier has served as President and Chief Executive Officer of McLane Company, Inc. for nearly 10 years during which time he has helped guide the evolution of the company into a leading distributor within the grocery and foodservice industry. Mr. Rosier, a 30-plus year operations management executive in the retail and distribution industries, joined McLane Company in 1984 as President, McLane/Sunwest and has since served in senior and executive management roles throughout the company's value chain, including purchasing, distribution, marketing and customer service. In May 2003, McLane Company, which was a wholly owned subsidiary of Wal-Mart Stores, Inc., was acquired by Berkshire Hathaway Inc.

About KFx

KFx provides solutions to help coal-burning industries increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel(TM) technology to transform abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx or the Company are 'forward-looking statements' within the meaning of
Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.